UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under §240.14a-12

4D MOLECULAR THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4D Molecular Therapeutics, Inc.

5858 Horton Street #455

Emeryville, CA 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2021

To the Stockholders of 4D Molecular Therapeutics, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of 4D Molecular Therapeutics, Inc., a Delaware corporation (the “Company”), will be held on May 17, 2021, at 11:00 a.m. Pacific time. In light of the coronavirus/COVID-19 outbreak and governmental decrees that in-person gatherings be postponed or cancelled, and in the best interests of public health and the health and safety of our Board of Directors, employees and stockholders, we are holding a virtual-only meeting. Stockholders can attend the meeting via the internet at www.virtualshareholdermeeting.com/FDMT2021 by using the 16-digit control number that appears on the accompanying Proxy Card (printed in the box and marked by the arrow) and the instructions that accompanied these proxy materials.

The Annual Meeting will be held for the following purposes:

1.	To elect two Class I directors to hold office until the 2024 annual meeting of stockholders or until their successors are elected;

2.

To ratify the selection, by the Audit Committee of the Company’s Board of Directors, of PricewaterhouseCoopers LLP, as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2021; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on March 26, 2021 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP, as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2020, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” SECTION IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/s/ DAVID KIRN
David Kirn, M.D.
Chief Executive Officer and Director

Emeryville, California

April 6, 2021

4D MOLECULAR THERAPEUTICS, INC.

5858 Horton Street #455

Emeryville, CA 94608

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

MAY 17, 2021

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of 4D Molecular Therapeutics, Inc. (referred to herein as the “Company”, “4DMT”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 17, 2021, at 11:00 a.m. Pacific time, virtually at www.virtualshareholdermeeting.com/FDMT2021. There will be no physical meeting location. The meeting will only be conducted via an audio webcast.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of March 26, 2021 (the “Record Date”) for the first time on or about April 6, 2021. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials, and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Investors & Media – SEC Filings” section of our website at https://ir.4dmoleculartherapeutics.com/sec-filings.

The only outstanding voting securities of 4DMT are shares of common stock, $0.0001 par value per share (the “common stock”), of which there were 26,694,379 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, are required to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card will be first made available for access by our stockholders on or about April  6, 2021 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 26,694,379 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the virtual Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the virtual Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on two proposals:

•	Proposal 1—the election of two Class I directors to hold office until our 2024 annual meeting of stockholders; and

•

Proposal 2—the ratification of the selection, by the Audit Committee of our Board, of PricewaterhouseCoopers LLP, as our independent registered public accounting firm for the year ending December 31, 2021.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

•	For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify.

•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the virtual Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the virtual Annual Meeting and vote by following the instructions described below. In such case, your previously submitted proxy will be disregarded.

•

To vote by attending the virtual Annual Meeting, vote your shares at www.virtualshareholdermeeting.com/FDMT2021 during the Annual Meeting. You will need the 16-digit control number which appears on the accompanying Proxy Card (printed in the box and marked by the arrow) and the instructions that accompanied these proxy materials. For additional details on the virtual meeting, please see page 5 of this Proxy Statement.

•

To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote at the virtual Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Broadridge on behalf of all its clients.

How are votes counted?

Votes will be counted by Broadridge, who will separately count “For” votes for all proposals, and, with respect to Proposal 2, “Against” votes, abstentions and broker non-votes. In addition, with respect to Proposal 1, the election of directors, Broadridge will count the number of “Withheld” votes and broker non-votes received, but such votes are not considered votes cast for the forgoing purpose and will have no effect on the election of the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” or “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of PricewaterhouseCoopers LLP, as our independent registered public accounting firm for the year ending December 31, 2021 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposal?

With respect to Proposal 1, the election of directors, the two nominees receiving the highest number of “For” votes will be elected.

With respect to Proposal 2, the affirmative vote of the majority of votes cast affirmatively or negatively (excluding abstentions and broker non-votes) is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted as follows:

•	“For” the election of each of the two nominees for director; and

•	“For” the ratification of the appointment of PricewaterhouseCoopers LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 5858 Horton Street #455, Emeryville, CA 94608.

•	You may attend the virtual Annual Meeting and vote at the meeting by following the instructions described above. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

How do I attend the virtual Annual Meeting?

The live audio webcast of the Annual Meeting will begin promptly at 11:00 a.m. Pacific time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.

To attend the Annual Meeting, stockholders will need to log-in to www.virtualshareholdermeeting.com/FDMT2021 using the 16-digit control number on the proxy card or voting instruction form.

Can I submit questions prior to or at the virtual Annual Meeting?

An online portal will be available to our stockholders at www.proxyvote.com approximately one week prior to the Annual Meeting. By accessing this portal, stockholders will be able to submit questions and vote in advance of the Annual Meeting. Stockholders may also submit questions and vote 15 minutes prior, or during, the Annual Meeting on www.virtualshareholdermeeting.com/FDMT2021. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your proxy card or voting instruction form to submit questions and vote at our Annual Meeting. We intend to answer questions submitted before or during the meeting that are pertinent to the Company and the items being brought before stockholder vote at the Annual Meeting, as time permits, and in accordance with the Rules of Conduct for the Annual Meeting. Answers to certain questions not addressed during the meeting will be posted following the meeting on our website at https://ir.4dmoleculartherapeutics.com/investors. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources and ensure all stockholder questions are able to be addressed, we will respond to no more than three questions from a single stockholder.

Is technical assistance provided before and during the virtual Annual Meeting?

Beginning 15 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log in page.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 7, 2021, to our Corporate Secretary at 5858 Horton Street #455, Emeryville, CA 94608; provided that if the date of the annual meeting is more than 30 days from May 17, 2022, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to the bylaws, in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between January 17, 2022 and February 14, 2022; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 17, 2022, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person, or by remote communication, if applicable, or represented by proxy at the Annual Meeting. Shares are considered present “in person” if voted by the holder of those shares or by proxy during the Annual Meeting. On the Record Date, there were 26,694,379 shares outstanding and entitled to vote. Accordingly, 13,347,191 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person, or by remote communication, if applicable, or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Implications of being an “emerging growth company.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of: (1) (a) December 31, 2025, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, or (c) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of nine seated directors, divided into the three following classes:

•	Class I directors: William Burkoth, MBA, David Kirn, M.D., and David Schaffer, Ph.D., whose current terms will expire at the Annual Meeting;

•	Class II directors: Jacob Chacko, M.D., Susannah Gray, MBA, and Charles Theuer, M.D., Ph.D., whose current terms will expire at the annual meeting of stockholders to held be in 2022; and

•	Class III directors: Nancy Miller-Rich, John F. Milligan, Ph.D., and Shawn Cline Tomasello , MBA, whose current terms will expire at the annual meeting of stockholders to be held in 2023.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Drs. Kirn and Schaffer have been nominated to serve as Class I directors and have each elected to stand for reelection. Mr. Burkoth will not stand for reelection when his current term expires on the date of the Annual Meeting. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his or her successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class I nominees (who are currently standing for re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of April 1, 2021 and position/office held within the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the Annual Meeting of Stockholders
David Kirn, M.D.	59	Director and Chief Executive Officer	2013
David Schaffer, Ph.D.(3)(4)	50	Director and Chief Scientific Advisor	2013

Class II Directors whose terms expire at the 2022 Annual Meeting of Stockholders
Jacob Chacko, M.D.(1)	42	Director	2019
Susannah Gray, MBA(1)(2)	60	Director	2020
Charles Theuer, M.D., Ph.D.(1)(3)(4)	57	Director	2015

Class III Directors whose terms expire at the 2023 Annual Meeting of Stockholders
Nancy Miller-Rich(2)(4).	62	Director	2020
John F. Milligan, Ph.D.	60	Director and Executive Chairman	2020
Shawn Cline Tomasello, MBA(2)(3)	62	Director	2020

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Member of the Science and Technology Committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2024 Annual Meeting of Stockholders

David Kirn, M.D., is our co-founder and has served as our Chief Executive Officer and served on our board of directors since our inception in 2013. Dr. Kirn previously served as the Executive Chairman of our board until August 2020 when John Milligan, Ph.D. assumed the position. Dr. Kirn is an Adjunct Professor of Bioengineering at U.C. Berkeley. He previously served as Executive Chairman of the board of Ignite Immunotherapy Inc., where he was a co-founder. Dr. Kirn held senior development positions at Onyx Pharmaceuticals and Celgene, and he was a senior advisor on viral vector gene therapeutics and cancer immunotherapy for over 10 years with numerous companies, including Biogen Idec, Novartis, Cell Genesys, Pfizer and Bayer. Dr. Kirn received a B.A. in Physiology (Departmental Citation; Phi Beta Kappa) from U.C. Berkeley in 1985, an M.D. (Alpha Omega Alpha) from U.C. San Francisco Medical School in 1989 and completed internal medicine residency training at Harvard Medical School, Brigham and Women’s Hospital (including a term as Chief Medical Resident at affiliated VA hospital). He has also completed hematology-oncology and clinical research fellowships at U.C. San Francisco and completed a certificate of business excellence from the Haas Business School at U.C. Berkeley. In 2013, he was awarded the Johnson & Johnson Entrepreneur Innovator award from the J&J Innovation Center. We believe that Dr. Kirn is qualified to serve as a member of our board of directors based on his perspective and the experience he brings as one of our founders and Chief Executive Officer, and because of his extensive experience at other life science companies.

David Schaffer, Ph.D. is our co-founder and has served as our Chief Scientific Advisor and a member of our board of directors since our inception in 2013. Dr. Schaffer has served as a Professor of Chemical and Biomolecular Engineering, Bioengineering, Molecular and Cell Biology, and the Helen Wills Neuroscience Institute at the U.C. Berkeley since 1999 and has served as the Director of the Berkeley Stem Cell Center since 2011. He previously served on the board of directors of uniQure NV, a publicly held company, from

January 2014 to June 2020. Dr. Schaffer received a B.S. in Chemical Engineering from Stanford University in 1993. He earned his Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology in 1998. We believe Dr. Schaffer is qualified to serve as a member of our board of directors based on his perspective and the experience he brings as one of our founders, and because of his scientific expertise and leading work in directed evolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH OF THE ABOVE NAMED NOMINEES

Directors Continuing in Office Until the 2022 Annual Meeting of Stockholders

Jacob Chacko, M.D., MBA, has served as a member of our board of directors since March 2019. Dr. Chacko has served as Chief Executive Officer of ORIC Pharmaceuticals, Inc., a clinical-stage oncology company focused on discovery and development of novel therapies against treatment-resistant cancers, since May 2018. Prior to ORIC, Dr. Chacko served as Chief Financial Officer of Ignyta, Inc., a publicly traded precision oncology company, from May 2014 until February 2018 when Ignyta was acquired by Roche Holdings, Inc. Prior to Ignyta, Dr. Chacko was an investor at TPG Capital from August 2008 until May 2014. From 2002 until 2003, Dr. Chacko was a consultant serving healthcare clients at McKinsey & Company. Dr. Chacko served on the board of directors of Turning Point Therapeutics, Inc., a publicly-traded biotechnology company, from November 2018 until March 2021, RentPath Inc., a digital media company, from 2011 until 2014, Envision Pharmaceutical Services, LLC from 2013 until 2014, Bonti, Inc., a biotechnology company, from February 2018 until October 2018 and the Packard Children’s Health Alliance at the Lucile Packard Children’s Hospital Stanford from 2013 until June 2017. Dr. Chacko currently chairs the Western Regional Selection Committee for the Marshall Scholarship. Dr. Chacko concurrently received his M.D. from the U.C. Los Angeles and his M.B.A. from Harvard Business School. Dr. Chacko received a M.Sc. from Oxford University as a Marshall Scholar. We believe Dr. Chacko is qualified to serve as a member of our board of directors based on his medical and finance background, his experience in investing in life science companies and his service on the boards of public and private companies.

Susannah Gray, MBA, has served as a member of our board of directors since July 2020. Ms. Gray served as the Executive Vice President of Finance and Strategy of Royalty Pharma Management, LLC, a buyer of pharmaceutical royalties and a funder across the biopharmaceutical industry, and in various other similar roles from 2005 until 2019. Prior to Royalty Pharma, Ms. Gray served as a managing director and senior analyst covering the healthcare sector of CIBS World Market’s high yield group from 2002 to 2004, and also previously served in similar roles at Merrill Lynch and Chase Securities, Inc. (predecessor of JP Morgan Securities, Inc.). Ms. Gray currently serves on the board of directors of Susan G. Komen and serves on the Board of Trustees of Wesleyan University. Ms. Gray received a B.A. from Wesleyan University in 1982 and an M.B.A. from Columbia University in 1990. We believe Ms. Gray is qualified to serve as a member of our board of directors based on her experience in corporate finance and capital markets and previous experience in investment banking covering the healthcare sector.

Charles Theuer, M.D., Ph.D., has served as a member of our board of directors since December 2015. Dr. Theuer has served as President and Chief Executive Officer at Tracon Pharmaceuticals, Inc., since June 2006. He previously served as Chief Medical Officer at TargeGen, Inc. until June 2006. He currently serves on the board of directors of the following publicly-held companies: Tracon Pharmaceuticals Inc., since June 2006 and Oncternal Therapeutics Inc. since May 2018, where he serves on the Science and Development and Nominating and Corporate Governance committees. Dr. Theuer received a B.S. in Life Sciences from the Massachusetts Institute of Technology in 1985. He received his M.D. from U.C. San Francisco in 1989. He received his Ph.D. in Environmental Health Science from U.C. Irvine in 2002. We believe that Dr. Theuer is qualified to serve as a member of our board of directors based on his medical and scientific background and because of his experience in leading and serving on the boards of public and private life science companies.

Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders

Nancy Miller-Rich, has served as a member of our board of directors since November 2020. She has served as a consultant and advisor to various pharmaceutical and biotechnology companies since September 2017. Previously, Ms. Miller-Rich served in a number of leadership roles at Merck & Co., Inc. and, prior to the merger of the two companies, at Schering-Plough Corporation, including most recently as Senior Vice President, Global Human Health Business Development & Licensing, Strategy and Commercial Support from November 2013 to September 2017 and as Group Vice President, Consumer Care Global New Ventures and Strategic Commercial Development from January 2007 to November 2013. Prior to joining Schering-Plough in 1990, Ms. Miller-Rich served in a variety of commercial and marketing roles at Sandoz Pharmaceuticals and Sterling Drug, Inc. Ms. Miller-Rich has served on the board of directors of several publicly-traded biotechnology companies, such as Intercept Pharmaceuticals, Inc. since April 2018, Aldeyra Therapeutics, Inc. since January 2020, and Kadmon Holdings, Inc. since October 2020. She received her undergraduate degree in Business Administration, Marketing, from Ithaca College in New York in 1981. We believe Ms. Miller-Rich is qualified to serve as a member of our board of directors based on her extensive experience as a director of publicly traded biotechnology companies.

John F. Milligan, Ph.D. has served as Executive Chairman of our board of directors since August 2020. Dr. Milligan previously served as the President and Chief Executive Officer of Gilead Sciences, Inc. from May 2008 and March 2016, respectively, until February 2019, served on the board of directors of Gilead Sciences, Inc. from March 2016 until December 2018, and spent a total of 29 years at Gilead in various roles since 1990. Prior to joining Gilead, Dr. Milligan was a postdoctoral research fellow at the University of California San Francisco Medical Center. Dr. Milligan has served on the board of directors of Pacific Biosciences of California since July 2013, and also serves as the Chair of the Board of Trustees of Ohio Wesleyan University. Dr. Milligan received his B.A. in Chemistry from Ohio Wesleyan University in 1983 and his Ph.D. from the University of Illinois at Urbana-Champaign in 1988. We believe Dr. Milligan is qualified to serve as a member of our board of directors based on his extensive experience and leadership roles in the biopharmaceutical industry.

Shawn Cline Tomasello, MBA, has served as a member of our board of directors since November 2020. She served as Chief Commercial Officer of Kite Pharma from December 2015 to July 2018. Before that, Ms. Tomasello served as the Chief Commercial Officer of Commercial and Medical Affairs at Pharmacyclics, LLC from August 2014 to August 2015. She has served on the boards of several publicly traded biotechnology companies including UroGen Pharma since July 2018, Mesoblast Ltd. since July 2018, Gamida-Cell Ltd. since March 2019, and TCR2 Therapeutics, Inc. since February 2021. Ms. Tomasello received her undergraduate degree in marketing from the University of Cincinnati in 1982 and her MBA from Murray State University in Kentucky in 1989. We believe Ms. Tomasello is qualified to serve as a member of our board of directors based on her extensive experience in building successful commercial operations for biopharmaceutical companies and her experience as a director of publicly traded life science companies.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has engaged PricewaterhouseCoopers LLP (“PwC”), as our independent registered public accounting firm for the year ending December 31, 2021, and is seeking ratification of such selection by our stockholders at the Annual Meeting. PwC has served as the Company’s independent registered public accounting firm since 2016. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2019 and 2020 by PwC, our independent registered public accounting firm.

	Year Ended December 31, 2019	Year Ended December 31, 2020
Audit Fees(1)	$1,643,379	$1,158,500
Tax Fees	—	—
Audit-Related Fees	—	—
All Other Fees	900	900

Total Fees	$1,644,279	$1,159,400

(1)

Audit fees of PwC for the years ended December 31, 2019 and 2020 were for professional services rendered for the audits of our financial statements, including accounting consultation, reviews of quarterly financial statements and professional services rendered in connection with our registration statements. Fees for 2019 and 2020 include $860,000 and $450,000 in fees, respectively, for services associated with our initial public offering, which was completed in December 2020.

All of the services described above were pre-approved by our Audit Committee. The Committee concluded that the provision of these services by PwC would not affect their independence.

Pre-Approval Policies and Procedures

The Audit Committee or a delegate of the Audit Committee pre-approves, or provides pursuant to pre-approval policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and is available at https://ir.4dmoleculartherapeutics.com/corporate-governance.

The Audit Committee approved all the audit, audit-related, tax and other services provided by PwC for 2019 and 2020, including the audit, audit-related, tax and other services provided by PwC in 2020 following our initial public offering in December 2020 and, in each case, the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of 4DMT under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at https://ir.4dmoleculartherapeutics.com/corporate-governance. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management 4DMT’s audited financial statements as of and for the year ended December 31, 2020.

The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from PwC required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, and the Audit Committee has discussed with PwC their independence from the Company and its management. Finally, the Audit Committee discussed with PwC, with and without management present, the scope and results of PwC’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Audit Committee
Jacob Chacko, Chair
William Burkoth
Susannah Gray
Charles P. Theuer

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at https://ir.4dmoleculartherapeutics.com/corporate-governance. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, Chief Executive Officer performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available on our website at https://ir.4dmoleculartherapeutics.com/corporate-governance.

Independence of the Board of Directors

As required under the Nasdaq Global Select Market (“Nasdaq”) rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Our Board currently consists of nine members. Our Board has determined that all of our directors, other than Dr. Kirn, qualify as “independent” directors in accordance with Nasdaq listing requirements. Dr. Kirn is not considered independent because he is an employee of the Company. Nasdaq’s independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers. As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of Nasdaq and SEC rules and regulations applicable to the members of such committees.

Leadership Structure of the Board

Our amended and restated bylaws and corporate governance guidelines provide our Board with flexibility to combine or separate the positions of Executive Chairman of our Board and Chief Executive Officer and to

implement a lead director in accordance with its determination that utilizing one or the other structure would be in our best interest. Dr. Milligan currently serves as the Executive Chairman of our Board. In that role, Dr. Milligan presides over our Board meetings and the executive sessions of our Board and as a liaison between management and our Board.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with our Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. While our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our Board has the following standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Science and Technology Committee. Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and pre-approves the audit and non-audit fees and services;

•	reviews and approves all related party transactions on an ongoing basis;

•	establishes procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

•	discusses on a periodic basis, or as appropriate, with management our policies and procedures with respect to risk assessment and risk management;

•

is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	annually reviews and assesses internal controls and treasury functions including cash management procedures;

•	investigates any reports received through the ethics helpline and reports to our Board periodically with respect to the information received through the ethics helpline and any related investigations;

•	reviews our critical accounting policies and estimates; and

•	reviews the Audit Committee charter and the committee’s performance at least annually.

The current members of our Audit Committee are Mr. Burkoth, Dr. Chacko, Ms. Gray and Dr. Theuer. Dr. Chacko serves as the chairperson of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Dr. Chacko, Ms. Gray and Dr. Theuer are audit committee financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Pursuant to the rules of the SEC, members of the Audit Committee also meet heightened independence standards. Our Board has determined that each of Dr. Chacko, Ms. Gray and Dr. Theuer are independent under the applicable rules of the SEC and Nasdaq. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available to security holders on the Company’s website at https://ir.4dmoleculartherapeutics.com/corporate-governance.

Compensation Committee

Our Compensation Committee oversees policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves or recommends corporate goals and objectives relevant to compensation of our executive officers (other than our Chief Executive Officer), evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The Compensation Committee also reviews and approves or makes recommendations to our Board regarding the issuance of stock options and other awards under our stock plans to our executive officers (other than our Chief Executive Officer). The Compensation Committee reviews the performance of our Chief Executive Officer and makes recommendations to our Board with respect to his compensation and our Board retains the authority to make compensation decisions relative to our Chief Executive Officer. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter. The current members of our Compensation Committee are Mr. Burkoth, Ms. Gray, Ms. Miller-Rich and Ms. Tomasello . Ms. Gray serves as the chairperson of the committee. Each of the members of our Compensation Committee are independent under the applicable rules and regulations of Nasdaq, are a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and are an “outside director” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended. The Compensation

Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Compensation Committee charter is available to security holders on the Company’s website at https://ir.4dmoleculartherapeutics.com/corporate-governance.

Our executive officers submit proposals to our compensation committee regarding our executive and director compensation. Our Chief Executive Officer, Dr. Kirn, also serves on our board of directors. By serving multiple roles, Dr. Kirn is uniquely positioned to help the board and the compensation committee in many of its compensation decisions as he possesses detailed knowledge of the issues, opportunities and challenges facing the company, its business and its industry, which help him to identify the key performance measures and indicators that may be used in setting incentive-based compensation. In his role as our CEO, Dr. Kirn is also close enough to the Company’s day-to-day operations to be able to identify key contributors and top performers within the company, so as to ensure that their compensation accurately reflects their responsibilities, performance, future expectations and experience levels. While Dr. Kirn recuses himself from any board discussions that involve his own compensation, his recommendations and feedback, along with the feedback and recommendations of our other senior executive officers, are often taken into consideration by our compensation committee when setting compensation levels.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters. The current members of our Nominating and Corporate Governance Committee are Dr. Schaffer, Dr. Theuer and Ms. Tomasello. Dr. Theuer serves as the chairman of the committee. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of Nasdaq relating to Nominating and Corporate Governance Committee independence. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Nominating and Corporate Governance Committee charter is available to security holders on the Company’s website at https://ir.4dmoleculartherapeutics.com/corporate-governance.

Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience as a board member of another publicly held company;

•	professional and academic experience relevant to the Company’s industry;

•	strength of the candidate’s leadership skills;

•	experience in finance and accounting and / or executive compensation practices;

•	whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and

•	geographic background, gender, age and ethnicity.

Currently, our Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 5858 Horton Street #455, Emeryville, California 94608.

Science and Technology Committee

Our Science and Technology Committee reviews, evaluates and advises the board of directors on the overall strategy, direction and effectiveness of our technology and research and development activities, monitors and evaluates trends in technologies relevant to our present and future business and evaluates and advises the board of directors and management on the soundness, opportunities and risks associated with the products, programs and technologies in which we are or may be considering investing our research and development efforts. The Science and Technology Committee reports regularly to the board of directors and will periodically evaluate its own performance.

The members of the Science and Technology Committee are Ms. Miller-Rich, Dr. Theuer, and Dr. Schaffer. Dr. Schaffer serves as the chair of the committee.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met six times and acted by unanimous written consent six times during 2020. The Audit Committee met four times during 2020. The Nominating and Corporate Governance Committee met two times during 2020. The Compensation Committee met three times during 2020. The Science and Technology Committee met two times during 2020. During 2020, each Board member attended at least 75% of the meetings of the Board and of the committees of the Board on which he or she served, in each case, to the extent appointed as a Board member at the relevant time of each meeting. Our directors are expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, our directors are expected to regularly prepare for and attend meetings of the Board and all committees on which the director sits (including separate meetings of the Independent Directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Executive Chairman of the Board or the Chairperson of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary, at 5858 Horton Street #455, Emeryville, California 94608. The Corporate Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2020, our Compensation Committee consisted of Mr. Burkoth, Ms. Gray, Ms. Miller-Rich, Ms. Tomasello and Dr. Yao. None of the members of the Compensation Committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or on our Compensation Committee.

Hedging Policy

Our Insider Trading Compliance Policy provides for guidelines regarding hedging transactions. Pursuant to our Insider Trading Compliance Policy, hedging transactions by all officers, directors, employees and certain consultants of the Company, involving the Company’s equity securities, including but not limited to zero-cost collars and forward sale contracts, are prohibited.

Board Diversity and Composition

The following provides information regarding the members of our Board following the 2021 Annual Meeting, assuming Drs. Kirn and Schaffer are reelected.

	John Milligan, Ph.D.	David Kirn, M.D.	Jacob Chacko, M.D., MBA	Susannah Gray, MBA	Nancy Miller- Rich	David Schaffer, Ph.D.	Charles P. Theuer, M.D., Ph.D.	Shawn Cline Tomasello, MBA
Race / Ethnicity
African American
Asian
South Asian			●
White / Caucasian	●	●		●	●	●	●	●
Hispanic / Latinx						●
Native American
Gender
Male	●	●	●			●	●
Female				●	●			●

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2020 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Sales and Purchases of Securities

Series C Convertible Preferred Stock Financing

From April to June 2020, we issued in a series of transactions an aggregate of 4,200,353 shares of our Series C convertible preferred stock at $18.00 per share for aggregate proceeds to us of $75.6 million.

The table below sets forth the aggregate number of shares of Series C convertible preferred stock sold to our directors, executive officers or owners of more than 5% of a class of our capital stock, or an affiliate or immediate family member thereof:

Name	Number of Shares of Series C Convertible Preferred Stock	Aggregate Purchase Price ($)
Viking Global Opportunities Illiquid Investments Sub-Master LP	833,333	14,999,994.00
ArrowMark Life Science Fund, LP(1)	27,777	499,986.00
Iron Horse Investments, LLC(1)	152,777	2,749,986.00
Pfizer Ventures (US) LLC(2)	166,666	2,999,988.00

(1)

Tony Yao, who was a member of our Board in 2020, is employed as a portfolio manager for ArrowMark Colorado Holdings LLC (“ArrowMark Colorado”). ArrowMark Colorado is investment advisor to ArrowMark Life Science Fund, LP and Iron Horse Investments, LLC.

(2)	William Burkoth, a member of our Board, was an employee of Pfizer Inc., which is the parent of Pfizer Ventures (US) LLC.

Initial Public Offering

Certain holders of more than 5% of our capital stock and their affiliated entities purchased shares of our common stock in our initial public offering (our “IPO”), from the underwriters for payment in excess of $120,000 as summarized in the following table. The underwriters received the same underwriting discount from the sale of the shares of our common stock to these holders as they did from other shares of our common stock sold to the public in the IPO.

Name	Number of Shares of Common Stock	Aggregate Purchase Price ($)
Viking Global Opportunities Illiquid Investments Sub-Master LP(1)	1,100,000	25,300,000.00
Entities Affiliated with Pfizer(2)	25,000	575,000.00
Entities Affiliated with BVF(3)	400,000	9,200,000.00
Entities Affiliated with Tony Yao, M.D., Ph.D.(4)	425,000	9,775,000.00
John F. Milligan, Ph.D.	100,000	2,300,000.00

(1)	Viking Global Opportunities Illiquid Investments Sub-Master LP beneficially owned more than 5% of our outstanding capital stock at the time of the IPO.

(2)

William Burkoth, a member of our Board, was an employee of Pfizer Inc., which is the parent of Pfizer Ventures (US) LLC. Pfizer Ventures (US) LLC beneficially owned more than 5% of our outstanding capital stock at the time of the IPO.

(3)	BVF Partners L.P. and its affiliated entities beneficially owned more than 5% of our outstanding capital stock at the time of the initial public offering.
(4)

Tony Yao, who was a member of our Board at the time of our IPO, is employed as a portfolio manager for ArrowMark Colorado. ArrowMark Colorado is investment advisor to ArrowMark Life Science Fund, LP and Iron Horse Investments, LLC.

Director and Executive Officer Compensation

Please see the sections titled “Director Compensation” and “Executive Compensation” for information regarding the compensation of our directors and executive officers.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see the section titled “Executive Compensation—Executive Compensation Arrangements.”

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements will require us to, among other things, indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We have obtained an insurance policy that insures our directors and officers against certain liabilities, including liabilities arising under applicable securities laws.

Investors’ Rights Agreement

We entered into an amended and restated investors’ rights agreement with the purchasers of shares of our convertible preferred stock, including entities with which certain of our directors are affiliated, which were outstanding prior to our IPO in December 2020 and which converted into shares of common stock in connection therewith. As of December 31, 2020, the holders of 11.6 million shares of our common stock were entitled to rights with respect to the registration of their shares under the Securities Act. The amended and restated investors’ rights agreements also provided for certain voting arrangements that were terminated upon the consummation of the IPO in December 2020.

Right of First Refusal and Co-Sale Agreement

We entered into an amended and restated right of first refusal and co-sale agreement with certain holders of our common stock and redeemable convertible preferred stock. This agreement provided for rights of first refusal and co-sale relating to the shares of our common stock held by the parties to the agreement. This agreement terminated upon the consummation of the IPO in December 2020.

Other Transactions

In April 2019, we entered into sponsored research agreements (“SRAs”) with The Regents of the University of California (the “Regents”) on behalf of U.C. Berkeley to conduct research in a lab on the Berkeley campus that is under the direction of Dr. Schaffer. Pursuant to the SRAs, we have committed to pay the U.C. Berkeley a total of $1.5 million, of which $0.4 million was paid upon execution of the SRAs. The SRAs have a three year term ending in 2022. While the SRAs are between us and the Regents, the payments under the SRAs may be used to fund the lab under the direction of Dr. Schaffer.

In March 2021, we entered into a sponsored research agreement with the Regents on behalf of U.C. Berkeley to conduct research in a lab on the Berkeley campus that is under the direction of Dr. Schaffer covering investigations into how machine learning approaches may enhance AAV capsid engineering (the “Machine Learning SRA”). Pursuant to the Machine Learning SRA, we have committed to pay U.C. Berkeley a total of $1.4 million, of which $0.5 million was paid upon the execution of the Machine Learning SRA. The Machine Learning SRA has a three year term ending 2023. While the Machine Learning SRA is between us and the Regents, the payments under the SRA will be used to fund the lab under the direction of Dr. Schaffer.

Policies and Procedures for Related Party Transactions

The Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including without limitation purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.

DIRECTOR COMPENSATION

Historically, we have not had a formalized non-employee director compensation program. However, prior to the IPO in December 2020, for fiscal year 2020, we generally adopted a practice of paying director fees of $35,000 per year, which was later increased to $40,000 in July 2020, and issuing options to purchase shares of our common stock targeted at certain percentages of our fully diluted capitalization to our independent directors. We paid director fees in the amounts of $27,500, $27,500, $10,000 and $5,217 to our independent directors, Dr. Theuer, Dr. Chacko, Ms. Gray and Dr. Schaffer, respectively, for their board service in fiscal year 2020 prior to the IPO. In addition, during July 2020, we issued to Drs. Theuer and Chacko each an option to purchase 22,500 shares of our common stock, which will vest as to 100% of its shares in July 2021, subject to Drs. Theuer’s or Chacko’s, as applicable, continued service to us through such date. In addition, we paid consulting fees in the amount of $67,500 to Dr. Schaffer for research services he provided to us in addition to his service as a member of the board of directors and also awarded him a cash bonus of $25,000 in connection with his assistance with our Series C equity financing that closed in 2020. We also provide reimbursement to our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of our board of directors.

In August 2020, we entered into a letter agreement with John Milligan, Ph.D., to serve as a member of our board and its Executive Chairman. Under such letter agreement, Dr. Milligan was eligible to receive an annual cash retainer of $150,000, of which a prorated portion of $55,842 was paid in 2020, reimbursement of legal fees incurred in negotiating the letter agreement up to $15,000 and an option to purchase 335,243 shares of our common stock. The option vests as to 25% of the shares on August 17, 2021 and as to 1/48th of the aggregate shares in substantially equal monthly installments thereafter, subject to Dr. Milligan’s continued service to us through the applicable vesting date. Any unvested shares subject to the option will accelerate in full on a change in control (as defined in our 2020 Incentive Award Plan).

In connection with the IPO, we implemented a compensation policy for our non-employee directors (the “Director Compensation Program”). Pursuant to the Director Compensation Program, our non-employee directors receive cash compensation as follows:

•	Each non-employee director will receive an annual cash retainer in the amount of $40,000 per year.

•

The chairperson of the Audit Committee will receive additional annual cash compensation in the amount of $20,000 per year for such chairperson’s service on the Audit Committee. Each non-chairperson member of the Audit Committee will receive additional annual cash compensation in the amount of $10,000 per year for such member’s service on the Audit Committee.

•

The chairperson of the Compensation Committee will receive additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the Compensation Committee. Each non-chairperson member of the Compensation Committee will receive additional annual cash compensation in the amount of $7,500 per year for such member’s service on the Compensation Committee.

•

The chairperson of the Nominating and Corporate Governance Committee will receive additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the Nominating and Corporate Governance Committee. Each non-chairperson member of the Nominating and Corporate Governance committee will receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the Nominating and Corporate Governance Committee.

•

The chairperson of the Science and Technology Committee will receive additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the Science and Technology Committee. Each non-chairperson member of the Science and Technology Committee will receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the Science and Technology Committee.

Under the Director Compensation Program, each non-employee director will automatically be granted an option to purchase 45,000 shares of our common stock upon the director’s initial appointment or election to our board of directors, referred to as the Initial Grant, and an option to purchase 22,500 shares of our common stock automatically on the date of each annual stockholder’s meeting thereafter, referred to as the Annual Grant. The Initial Grant and the Annual Grant will vest as to 33.3% on the first anniversary of the date of grant and as to 1/36th on each monthly anniversary thereafter, subject to continued service through each applicable vesting date. The exercise price per share of director options is equal to the fair market value of a share of our common stock on the grant date, and the director options will vest in full upon the consummation of a Change in Control (as defined in the 2020 Incentive Award Plan). In connection with their appointments to the board in 2020, Ms. Gray was granted the Initial Grant in September 2020, and Mss. Miller-Rich and Tomasello were granted the Initial Grant in November 2020.

The following table summarizes the total compensation earned during the year ended December 31, 2020 for our non-employee directors.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
John Milligan, Ph.D.	55,842	3,762,869	—	3,818,711
David Schaffer, Ph.D.	15,875	—	92,500	108,375
Charles Theuer, M.D., Ph.D.	38,596	230,217	—	268,813
Jacob Chacko, M.D., MBA	51,792	230,217	—	282,009
Tony Yao, M.D., Ph.D.	—	—	—	—
Bill Burkoth, MBA	2,521	—	—	2,521
Susannah Gray, MBA	21,096	499,104	—	520,200
Nancy Miller-Rich	6,027	585,019	—	591,046
Shawn Tomasello, MBA	6,027	585,019	—	591,046

(1)

Ms. Gray was appointed to our board in July 2020, Dr. Milligan was appointed to our board in August 2020, Mss. Miller-Rich and Tomasello were appointed to our board in November 2020, Mr. Burkoth, who had not previously received cash compensation as an independent director, received a prorated payment for his service in 2020 after the Director Compensation Program was put into effect in connection with the IPO.

(2)

Amounts shown represent the grant date fair value of options granted during fiscal year 2020 as calculated in accordance with ASC Topic 718. See Note 12 of the financial statements included in our Form 10-K filed on March 25, 2021 for the assumptions used in calculating this amount.

(3)

Amount represents $67,500 consulting payments paid to Dr. Schaffer in consideration for research services provided us in 2020 plus an additional $25,000 cash payment for his assistance with the closing of our Series C equity financing in 2020.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2020 by each non-employee director.

Name	Option Awards Outstanding at 2020 Fiscal Year End
John Milligan, Ph.D.	335,243
David Schaffer, Ph.D.	—
Charles Theuer, M.D., Ph.D.	68,017
Jacob Chacko, M.D., Ph.D.	60,000
Tony Yao, M.D., Ph.D.	—
Bill Burkoth, MBA	—
Susannah Gray, MBA	45,000
Nancy Miller-Rich	45,000
Shawn Tomasello, MBA	45,000

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers (“NEOs”). This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our NEOs for fiscal year 2020 were as follows:

•	David Kirn, M.D., our Chief Executive Officer;

•	August Moretti, our Chief Financial Officer; and

•	Robert Fishman, M.D., our Chief Medical Officer.

Dr. Fishman joined us as our Chief Medical Officer in October 2020.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David Kirn, M.D.	2020	451,189	—	—	237,344	13,000	701,533
Chief Executive Officer	2019	430,000	—	—	111,800	12,500	554,300
August Moretti	2020	399,712	—	—	220,050	13,000	632,762
Chief Financial Officer	2019	374,242	—	1,661,243	89,725	12,500	2,137,710
Robert Fishman, M.D.	2020	89,749	50,000	3,155,179	44,875	—	3,339,803
Chief Medical Officer(5)

(1)	Amounts shown represents a signing bonus paid to Dr. Fishman in connection with his commencement of employment with us in October 2020.
(2)

Amounts shown represents the grant date fair value of options granted as calculated in accordance with ASC Topic 718. For amounts granted in fiscal year 2020, see Note 12 of the financial statements included in our Form 10-K filed on March 25, 2021 for the assumptions used in calculating this amount.

(3)

Amounts represent the annual performance-based cash bonuses earned by our NEOs based on the achievement of certain corporate performance objectives during 2020 and 2019. For fiscal year 2020, these amounts were paid to the NEOs in early 2021. Please see the descriptions of the annual performance bonuses paid to our named executive officers under “2020 Bonuses” below.

(4)	For fiscal years 2020 and 2019, amounts represent matching contributions made by us under our 401(k) plan.
(5)	Dr. Fishman commenced employment with us on October 5, 2020.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2020. Dr. Kirn does not hold any outstanding equity awards as of December 31, 2020.

		Option Awards
Name	Vesting Commencement Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number Of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
August Moretti	1/7/2019	106,841	117,219	9.41	3/19/2029
Robert Fishman, M.D.	10/5/2020	—	240,000	18.66	11/8/2030

(1)

Except as otherwise noted, options vest as to 25% of the shares on the one year anniversary of the vesting commencement date and vest as to 1/48th of the shares monthly thereafter, such that all awards will be vested on the four year anniversary of the vesting commencement date, subject to the holder continuing to provide services to us through such vesting date.

Narrative to Summary Compensation Table

2020 Salaries

Our NEOs each receive a base salary to compensate them for services rendered to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

For fiscal year 2020, Dr. Kirn’s annual base salary was increased to $470,000 effective as of October 15, 2020, Mr. Moretti’s base salary was increased to $420,000 effective as of October 15, 2020 and Dr. Fishman’s base salary was $425,000 (pro-rated for his partial employment with us in 2020).

2020 Bonuses

We maintain an annual performance-based cash bonus program in which each of our NEOs participated in 2020. Each NEO’s target bonus is expressed as a percentage of base salary which can be achieved by meeting company goals at target level. The 2020 annual bonuses for Drs. Kirn and Mr. Moretti were targeted at 40% and 35%, respectively, of their respective base salaries earned from January 1, 2020 through October 14, 2020 and, in connection with each NEO’s compensation increases in October 2020, were increased to 50% and 40%, respectively, of their respective base salaries earned from October 15, 2020 through December 31, 2020. Dr. Fishman’s annual bonus was targeted at 40% and was pro-rated for his partial employment with us commencing in October 2020. Our board of directors has historically reviewed these target percentages to ensure they are adequate, but does not follow a formula. Instead, our board of directors set these rates based on each NEO’s experience in their role with us and the level of responsibility held by the NEO, which we believe directly correlates to their ability to influence corporate results.

For determining performance bonus amounts, our board of directors set certain corporate performance goals after receiving input from our Chief Executive Officer. The performance goals generally relate to product development and other goals relating to our business.

Following its review and determinations of corporate performance for 2020, our board of directors determined an achievement level of 125% for Dr. Kirn, 153% for Mr. Moretti and 125% for Dr. Fishman (pro-rated for his partial employment with us in 2020). The actual amount of the cash bonuses awarded to each NEO for 2020 performance are set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

In addition, in connection with his commencement of employment with us in October 2020, we paid to Dr. Fishman a $50,000 one-time cash signing bonus.

Equity-Based Compensation

In October 2020, we granted to Dr. Fishman an option to purchase of 240,000 shares of our common stock in connection with his commencement of employment with us as our Chief Medical Officer. The option vests and become exercisable as to 25% of the shares on October 5, 2021 and as to 1/48th of the shares on each monthly anniversary thereafter, subject to his continued service through the applicable vesting date. No other NEO received an equity award in fiscal year 2020.

Other Elements of Compensation

Retirement Savings and Health and Welfare Benefits

We currently maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. We make matching contributions equal to 50% of employee contributions of the first ten percent of compensation. Matching contributions will vest annually over 4 years. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life and AD&D insurance.

Perquisites and Other Personal Benefits

We provide limited perquisites to our NEOs when our compensation committee determines that such perquisites are necessary or advisable to fairly compensate or incentivize our employees.

Executive Compensation Arrangements

Employment Agreements

As of December 31, 2020, we were party to offer letters with each of our NEOs, which set forth their initial base salary, annual bonus opportunity, initial stock option grant, benefit plans participation and the other benefits noted below for each NEO.

David Kirn, M.D. In addition to the above, Dr. Kirn is eligible to receive certain severance benefits upon qualifying terminations under the offer letter. In the event we terminate Dr. Kirn other than for cause or Dr. Kirn resigns for good reason, then (i) he will receive a lump sum payment equal to 12 months of his base salary, (ii) a lump sum cash payment equal to his prorated annual target bonus for the year in which the termination occurs and (iii) reimbursement of COBRA premiums for up to 12 months. The severance benefits set forth above are subject to his timely execution and non-revocation of a general release of claims against us. In addition, effective as of late 2018, the board approved that Dr. Kirn is also eligible for 100% accelerated vesting of any of his outstanding equity awards upon a change in control, subject to his continued employment through such date.

August Moretti. In addition to the above, Mr. Moretti is eligible to receive certain severance benefits upon qualifying terminations under the offer letter. In the event we terminate Mr. Moretti other than for cause or Mr. Moretti resigns for good reason, in any case, outside of 1 month prior to, or 12 months following a change in control (as defined in our 2015 Equity Incentive Plan), then he will receive (i) a lump sum payment equal to

9 months of his base salary and (ii) reimbursement of COBRA premiums for up to 9 months. In the event we terminate Mr. Moretti other than for cause or Mr. Moretti resigns for good reason, in any case, within the 1 month prior to or the 12 months following a change in control, then, in addition to the benefits in (i) and (ii) above, he will receive accelerated vesting of 100% of the then-unvested equity awards held by him. The severance benefits set forth above are subject to his timely execution and non-revocation of a general release of claims against us and continued compliance with the Confidential Information and Invention Assignment Agreement.

Robert Fishman, M.D. In the event that Dr. Fishman resigns before October 5, 2021, he will be required to repay a pro-rated portion of the sign-on bonus described above. Dr. Fishman is eligible to receive certain severance benefits upon qualifying terminations under the offer letter. In the event we terminate Dr. Fishman other than for cause or Dr. Fishman resigns for good reason, in any case, outside of 1 month prior to, or 12 months following a change in control (as defined in our 2015 Equity Incentive Plan), then he will receive (i) a lump sum payment equal to 9 months of his base salary and (ii) reimbursement of COBRA premiums for up to 9 months. In the event we terminate Dr. Fishman other than for cause or Dr. Fishman resigns for good reason, in any case, within the 1 month prior to or the 12 months following a change in control, then, in addition to the benefits in (i) and (ii) above, he will receive accelerated vesting of 100% of the then-unvested equity awards held by him. The severance benefits set forth above are subject to his timely execution and non-revocation of a general release of claims against us and continued compliance with the Confidential Information and Invention Assignment Agreement.

For the purposes of Dr. Kirn’s offer letter, “cause” is defined as (i) his material failure to perform his principally assigned duties or responsibilities as an employee, director or consultant (other than a failure resulting from disability (as defined under Section 22(e)(3) of the Code); provided that, the failure to achieve certain results, such as the our business plan, in and of itself, would not constitute “cause”; (ii) his engaging in any act of dishonesty, fraud or material misrepresentation; (iii) his violation of any federal or state law or regulation applicable to our business that results in or could reasonably be expected to result in harm or creates material risk, as determined by the board of directors; (iv) his breach of any confidentiality agreement or invention assignment agreement, or any other material contract made between us and him or violation of any of our written policies; or (v) his being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude. In the case of (i) above, we shall not terminate Dr. Kirn without first providing him with written notice of the acts or omissions constituting the grounds for such termination and expiration of a reasonable cure period not to exceed thirty 30 days following the date of such notice if we reasonably judge that such failure may be cured within 30 days.

For the purposes each of Mr. Moretti’s and Dr. Fishman’s offer letter, “cause” is defined as (i) his material failure to perform his principally assigned duties or responsibilities as an employee, director or consultant (other than a failure resulting from disability (as defined under Section 22(e)(3) of the Code); provided that, the failure to achieve certain results, such as our business plan, in and of itself, would not constitute “cause”; (ii) his engaging in any act of dishonesty, fraud or material misrepresentation; (iii) his violation of any federal or state law or regulation applicable to our business that results in or could reasonably be expected to result in harm, or creates material risk, as determined by the board of directors; (iv) his breach of any confidentiality agreement or invention assignment agreement, or any other material contract between him and us or his violation of any of our written policies (or any of our affiliates); (v) his being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude; or (vi) his commission of any act or involvement in any situation, or occurrence, which brings him into widespread public disrepute, contempt, scandal or ridicule, or which justifiably shocks, insults or offends a significant portion of the community, or his being subject to publicity for any such conduct or involvement in such conduct. In the case of (i) above, we shall not terminate Mr. Moretti or Dr. Fishman, as applicable, without first providing him with written notice of the acts or omissions constituting the grounds for such termination and expiration of a reasonable cure period not to exceed thirty 30 days following the date of such notice if we reasonably judge that such failure may be cured within 30 days.

For the purposes each of Mr. Moretti’s and Dr. Fishman’s offer letter, “good reason” is defined as (i) a material diminution in his salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees, (ii) a material diminution in his authority, duties or responsibilities or (iii) a change of more than 50 miles in the geographic location at which he provides services, provided, however, that in the event of the occurrence of a good reason condition listed above, he must provide notice to us within 30 days of the initial occurrence of such condition and allow us 30 days in which to cure such condition. Additionally, in the event we fail to cure the condition within the cure period provided, he must terminate employment with us within sixty (60) days of the end of the cure period.

For the purposes of Dr. Kirn’s offer letter, “good reason” is defined as (i) a change of more than 50 miles in the geographic location of our offices; (ii) his removal from the our board of directors or (iii) any material and adverse change, including any material diminution in his title, duties, authority or responsibilities, but excluding any such changes or changes in reporting relationships in the event of a Change of Control; provided his remaining duties and responsibilities are consistent with industry norms for the title.

For the purposes of Drs. Kirn’s offer letter, a “change in control” occurs when any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of our securities representing more than 50% of the total voting power or (ii) on the date of the consummation of a merger or consolidation with any other corporation that has been approved by our stockholders, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to the merger or consolidation continuing to represent at least 50% of the total voting power represented by our voting securities or the voting securities such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by us of all or substantially all the our assets. A transaction will not be deemed a change in control under Dr. Kirn’s offer letter unless the transaction qualifies as a “change in control event” within the meaning of Section 409A of the Code.

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 26, 2021 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of our common stock;

•	each of our directors;

•	each of our named executives; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after March 26, 2021 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 26,694,379 shares of our common stock outstanding as of March 26, 2021. Shares of our common stock that a person has the right to acquire within 60 days after March 26, 2021 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o 4D Molecular Therapeutics, Inc., 5858 Horton Street #455, Emeryville, California 94608.

Name of Beneficial Owner	Number of Outstanding Shares Beneficially Owned	Number of Shares Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders:
Viking Global Opportunities Illiquid Investments Sub-Master LP(1)	3,937,914	—	3,937,914	14.75%
Entities Affiliated with Pfizer(2)	1,666,658	—	1,666,658	6.24%
Entities Affiliated with Fidelity(3)	1,594,355	—	1,594,355	5.97%
Executive Officers and Directors:
David Kirn, M.D.(4)	2,000,000	6,250	2,006,250	7.51%
John F. Milligan, Ph.D.(5)	100,000	—	100,000	*
William Burkoth, MBA	—	—	—	*
Jacob Chacko, M.D., MBA(6)	—	49,583	49,583	*
Susannah Gray, MBA	—	—	—	*
Nancy Miller-Rich	—	—	—	*
David Schaffer, Ph.D.(7)	2,000,000	—	2,000,000	7.49%
Charles Theuer, M.D., Ph.D.(8)	32,351	68,017	100,368	*
Shawn Cline Tomasello, MBA	—	—	—	*
August Moretti(9)	1,000	133,201	134,201	*
Robert Fishman, M.D.	—	—	—	*
All executive officers and directors as a group (14 persons)	4,492,728	642,431	5,135,159	19.22%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)

Consists of 3,937,914 shares of our common stock held by Viking Global Opportunities Illiquid Investments Sub-Master LP (Opportunities Fund). Opportunities Fund has the authority to dispose of and vote the shares directly owned by it, which power may be exercised by its general partner, Viking Global Opportunities Portfolio GP LLC (Opportunities GP), and by Viking Global Investors LP (VGI), which provides managerial services to Opportunities Fund. O. Andreas Halvorsen, David C. Ott and Rose Shabet, as Executive Committee members of Viking Global Partners LLC (the general partner of VGI) and Opportunities GP, have shared authority to direct the voting and disposition of investments beneficially owned by the Opportunities Fund and Opportunities GP. The business address of each of the entities is c/o Viking Global Investors LP, 55 Railroad Avenue, Greenwich, CT 06830.

(2)

Consists of (i) 1,323,016 shares of our common stock directly held by Pfizer Ventures (US) LLC, and (ii) 343,642 shares of our common stock directly held by Pfizer Inc. Pfizer Inc. is the parent company to Pfizer Ventures (US) LLC and may be deemed to beneficially own the shares directly owned by Pfizer Ventures (US) LLC. William Burkoth, a member of our Board, was an employee of Pfizer Inc. The address for these entities is 235 East 42nd Street, New York, NY 10017.

(3)

Consists of 1,594,355 shares of our common stock directly held by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the “FMR Reporters”). FMR LLC has sole dipositive power with respect to all of the above shares and sole voting power with respect to 226,260 of the above shares. FMR LLC is a parent holding company in accordance with Section 240.13d-1 (b) (1) (ii) (G) of the Exchange Act. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(4)	Consists of (i) 2,000,000 shares of our common stock and (ii) 6,250 shares of our common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 26, 2021.
(5)	Consists of 100,000 shares of our common stock directly held by Dr. Milligan.
(6)	Consists of 49,583 shares of our common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 26 2021.
(7)	Consists of 2,000,000 shares of our common stock directly held by the Shaffer-Hinh Family Trust.
(8)	Consists of (i) 32,351 shares of our common stock and (ii) 68,017 shares of our common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 26, 2021.
(9)	Consists of (i) 1,000 shares of our common stock and (ii) 133,201 shares of our common stock that may be acquired pursuant to the exercise of stock options within 60 days of March 26, 2021.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2020.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are 4DMT stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: 5858 Horton Street #455, Emeryville, California 94608 or (3) request from the Company by calling (510) 505-2680. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2020 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a 4DMT stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, 5858 Horton Street #455, Emeryville, California 94608.

By Order of the Board of Directors

/s/ DAVID KIRN
David Kirn, M.D.
Chief Executive Officer and Director

April 6, 2021

VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time the day before the cut-off date 4D MOLECULAR THERAPEUTICS, INC. or meeting date. Have your proxy card in hand when you access the web site 5858 HORTON STREET #455 and follow the instructions to obtain your records and to create an electronic EMRYVILLE, CA 94608 voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/FDMT2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box below marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D47355-P55364 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY 4D MOLECULAR THERAPEUTICS, INC. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR All All Except nominee(s), mark “For All Except” and write the the following: number(s) of the nominee(s) on the line below. ! ! ! 1. Election of two Class I directors to hold office until the 2024 Annual Meeting of Stockholders or until their successors are elected. Nominees: 01) David Kirn, M.D. 02) David Schaffer, Ph.D. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of the selection, by the Audit Committee of the Company’s Board of Directors, of PricewaterhouseCoopers LLP as the independent registered ! ! ! public accounting firm of the Company for its fiscal year ending December 31, 2021. NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com. D47356-P55364 4D MOLECULAR THERAPEUTICS, INC. Annual Meeting of Stockholders May 17, 2021 11:00 AM Pacific Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) David Kirn, M.D. and August J. Moretti, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of 4D MOLECULAR THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Pacific Time on May 17, 2021, via the Internet at www.virtualshareholdermeeting.com/FDMT2021, and any adjournment or postponement thereof. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side